Exhibit 99.20

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS SECURITY.

THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE DEBENTURE IN THE EVENT OF A PARTIAL REDEMPTION. AS A RESULT, FOLLOWING ANY REDEMPTION OF ANY PORTION OF THIS DEBENTURE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS DEBENTURE MUST NOT TRADE THIS SECURITY BEFORE APRIL 16, 2009.

FLOATING RATE SECURED DEBENTURE, DUE SEPTEMBER 30, 2011

OF

POLY MET MINING, INC.

Debenture No.: 3	Original Principal Amount: US$5,000,000
Issuance Date: June 17, 2009	New York, New York

THIS DEBENTURE is a duly authorized issue of POLY MET MINING, INC., a corporation incorporated pursuant to the laws of Minnesota (the “Company”), designated as the Company’s Floating Rate Secured Debenture, due September 30, 2011 (the “Maturity Date”) in an aggregate original principal amount of Five Million U.S. Dollars (US$5,000,000) (the “Debenture”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of GLENCORE AG or its registered assigns or successors-in-interest (the “Holder”) the principal sum of Five Million U.S. Dollars (US$5,000,000), together with all accrued but unpaid interest thereon and any increased principal amount thereof, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid in accordance with the terms hereof. Interest on the unpaid principal balance hereof shall accrue from the date of original issuance hereof (the “Issuance Date”) or from the most recent Interest Payment Date (as defined below) to which interest has been paid at the Floating Rate (as defined below) until the principal balance becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by redemption or repayment in accordance with the terms hereof or of the other Agreements. The

Floating Rate shall be determined on each Floating Rate Reset Date, and such Floating Rate shall apply until the next Floating Rate Reset Date. Interest on this Debenture shall accrue daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be payable in accordance with Section 2 hereof. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and then any remaining amount to principal.

All payments of principal and interest on this Debenture shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Debenture. This Debenture may not be prepaid or redeemed in whole or in part except as described in Section 3 or as otherwise provided herein. Whenever any amount expressed to be due by the terms of this Debenture is due on any day (other than the Maturity Date) which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day. If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated on or about the Issuance Date among the Company, the Holder and PolyMet Mining Corp. (the “Parent”) pursuant to which the Debenture was originally issued, as amended by Amendment Letter No. 1 dated November 28, 2008, Amendment Letter No. 2 dated December 12, 2008, Amendment Letter No. 3 dated December 19, 2008, Amendment Letter No. 4 dated January 30, 2009, Amendment Letter No. 5 dated February 24, 2009, Amendment Letter No. 6 dated March 30, 2009, Amendment Letter No. 7 dated April 28, 2009 and Amendment Letter No. 8 dated June 4, 2009 (the “Purchase Agreement”). For purposes hereof the following terms shall have the meanings ascribed to them below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which the Company directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Appointee” has the meaning given to it in Section 7(a).

“Bankruptcy Event” means any of the following events: (a) the Company or the Parent commences a case or other proceeding or proposal under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, winding-up, insolvency or liquidation or similar law of any jurisdiction (including the Bankruptcy Act (Canada) or the Companies’ Creditors Arrangement Act (Canada)) relating to the Company or the Parent; (b)

there is commenced against the Company or the Parent any such case or proceeding or proposal that is not dismissed within thirty (30) days after commencement; (c) the Company or the Parent is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or the Parent suffers any appointment of any trustee, receiver, receiver and manager, interim receiver, custodian or the like for it or any substantial part of its property that is not discharged or stayed within thirty (30) days; (e) the Company or the Parent makes a general assignment for the benefit of creditors; (f) the Company or the Parent fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or the Parent calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or the Parent, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York, New York, Vancouver, British Columbia or Zug, Switzerland are authorized or required by law or executive order to remain closed, provided that, if a determination of a Business Day shall relate to an Interest Payment Date or Floating Rate Reset Date, the term “Business Day” also shall exclude any day on which banks are closed for dealings in United States dollar deposits in the London interbank market.

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories of Canada and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, rules, multilateral or national instruments, orders, rulings and other regulatory instruments issued or adopted by the Securities Commissions.

“Capital Assets” means, with respect to any Person, any tangible fixed or capital assets owned or leased (in the case of a Capital Lease) by such Person.

“Capital Expenditures” means, in respect of any Person and any period, all expenditures made by such Person during such period for the purchase, lease or acquisition of Capital Assets (including all amounts paid or accrued during such period on Capital Leases) and other Debt incurred or assumed to acquire or construct Capital Assets (other than current Capital Assets) required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a Capital Lease.

“Capital Leases” means any and all lease obligations of a lessee that are capitalized for financial reporting purposes in accordance with GAAP.

“Change in Control Offer” has the meaning given to it in Section 3(d).

“Change in Control Transaction” will, and will be deemed to, exist if (a) there occurs any consolidation, merger, plan of arrangement or other business combination of the Company or the Parent with or into any other corporation or other entity or person (whether or not the Company or the Parent is the surviving corporation) or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting shareholders of the Company or the Parent prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, tender offer by the Company or the Parent under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Company’s common shares or the Parent’s Common Shares, or take-over bid by the Company or the Parent under Canadian Securities Laws for 20% or more of the Company’s common shares or the Parent’s Common Shares), (b) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule l3d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 35% of the Company’s or the Parent’s voting power other than such persons who beneficially owned or are deemed to beneficially own such voting power as of the date hereof, (c) there is a replacement within a consecutive period of 24 months of more than one-half of the members of the Company’s or the Parent’s Board of Directors which is not approved by those individuals who are members of the Company’s or the Parent’s Board of Directors on the date thereof who were either directors at the beginning of such period or where election or nomination was previously approved, (d) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company or the Parent, determined on a consolidated basis, or (e) the Company or the Parent enters into any agreement providing for an event, circumstance or occurrence set forth in (a), (b), (c) or (d) above.

“Claim” means, with respect to any Person, any actual or prospective action, suit, order, charge, penalty, claim, litigation, investigation or proceeding of any kind or nature whatsoever against or otherwise involving such Person or the property or assets of such Person.

“Common Shares” means the Parent’s common shares, without par value.

“Company” means Poly Met Mining, Inc., a corporation incorporated pursuant to the laws of Minnesota.

“Company Notice Date” has the meaning given to it in Section 2(b).

“Company Payment Election Notice” has the meaning given to it in Section 2(b).

“Compliance Certificate” means a certificate of the Company signed on its behalf by its chief executive officer and chief financial officer in the form attached hereto as Exhibit E.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Current Market Price” has the meaning given to it in the Exchange Warrant.

“Debenture” means this Debenture, designated as the Company’s Floating Rate Secured Debenture, due September 30, 2011, in an aggregate original principal amount of Five Million U.S. Dollars (US$5,000,000).

“Debenture Adjustment Schedule” has the meaning given to it in Section 2(d).

“Debt” of any Person means, at any time, (without duplication): (a) all obligations of such Person for borrowed money including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee; (b) all obligations of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness (other than trade payables and other current liabilities incurred in the ordinary course of business); (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all indebtedness of another Person secured by an Encumbrance on any properties or assets of such Person (other than Encumbrances being contested in good faith on a timely basis by appropriate proceedings); (e) all Capitalized Lease Obligations of such Person; (f) the aggregate amount at which any shares in the capital of such Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or debt provided all conditions precedent for such retraction or redemption have been satisfied; (g) all other obligations of such Person upon which interest charges are customarily paid by such Person; (h) the net amount of all obligations of such Person (determined on a marked-to-market basis) under swap agreements; and (i) all debt guaranteed by such Person.

“Disposition Gross-Up Payment” has the meaning given to it in Section 2(c)(ii).

“Disposition Taxes” has the meaning given to it in Section 2(c)(ii).

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning given to it in Section 6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Warrant” means the warrant issued by the Parent to the Holder pursuant to the Purchase Agreement to purchase Common Shares equal to the Principal Amount on the Exercise Date (as defined therein) divided by U.S.$4.00.

“Exercise Price” has the meaning given to it in the Exchange Warrant.

“Failure to Agree” has the meaning provided for in Section 9 of the Purchase Agreement.

“Financial Quarter” means, in respect of the Company, a period of three consecutive months in each Financial Year ending on April 30, July 31, October 31, and January 31, as the case may be, of such year.

“Financial Year” means, in respect of the Company, its financial year commencing on February 1 of each calendar year and ending on January 31 of each following calendar year.

“Floating Rate” means LIBOR plus 4.0% per annum; provided, however, that the Floating Rate for the period from the Issuance Date to the first Floating Rate Reset Date will be 7.28188%; and provided further, that the Floating Rate shall be reset on each Floating Rate Reset Date.

“Floating Rate Reset Date” means September 30, December 31, March 31 and June 30 of each year, commencing on December 31, 2008, provided that if any such day is not a Business Day, then such Floating Rate Reset Date means the immediately preceding day which is a Business Day.

“GAAP” means, at any time, Canadian generally accepted accounting principles applied on a consistent basis.

“Gross-Up Payment” has the meaning given to it in Section 2(c).

“Holder” means Glencore AG or its registered assigns or successors-in-interest.

“Holder Payment Election Notice” has the meaning given to it in Section 2(b).

“Impermissible Qualification” means, relative to (a) the financial statements or notes thereto of any Person, or (b) the opinion or report of any independent auditors as to any financial statement or notes thereto, any qualification or exception to such financial statements, notes, opinion or report, as the case may be, which (i) is of a “going concern” or similar nature; or (ii) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of the Company to grant access to necessary information therefor.

“Interest Amount” has the meaning given to it in Section 2(a).

“Interest Payment Date” means September 30, December 31, March 31 and June 30 of each year, commencing on December 31, 2008, provided that if any such day is not a Business Day, then such Interest Payment Date means the next succeeding day which is a Business Day.

“Issuance Date” June 17, 2009, the date of original issuance of this Debenture.

“ITA” means the Income Tax Act (Canada).

“LIBOR” means the 12-month LIBOR rate for U.S. dollars published in the print edition of The Wall Street Journal on an applicable Floating Rate Reset Date, provided that, if such 12-month LIBOR rate is not so published on such applicable Floating Rate Reset Date, LIBOR means the 12-month LIBOR rate most recently published in the print edition of The Wall Street Journal prior to such applicable Floating Rate Reset Date.

“Maturity Date” means September 30, 2011.

“Notice of Redemption” has the meaning given to it in Section 3(b).

“Original Currency” has the meaning given to it in Section 7(j).

“Other Currency” has the meaning given to it in Section 7(j).

“Parent” means PolyMet Mining Corp., a corporation incorporated pursuant to the laws of British Columbia.

“Payment” has the meaning given to it in Section 2(c)(i).

“Payment in Kind” has the meaning given to it in Section 2(b).

“Payment Tax” has the meaning given to it in Section 2(c)(i).

“Permitted Acquisitions” means any Acquisition by the Company consented prior thereto in writing by the Holder.

“Permitted Debt” means,

(i)	Debt hereunder or under any Security Document;

(ii)	Debt existing on the date hereof and set forth in Note 4 to the interim consolidated financial statements of the Parent for the interim period ended July 31, 2008;

(iii)	trade accounts due and payable within sixty (60) days and considered unsecured obligations incurred in the ordinary course of business (but excluding Debt for borrowed money); and

(iv)	any Senior Construction Financing.

“Permitted Encumbrances” shall have the meaning set forth in Section 1.5l of the Purchase Agreement.

“Principal Amount” means the sum of (a) the unpaid principal amount of this Debenture, (b) all accrued but unpaid interest hereunder, and (c) any default payments owing under the Agreements but not previously paid or added to the Principal Amount.

“Purchase Agreement” means the purchase agreement dated October 31, 2008 among the Holder, the Company and the Parent pursuant to which the Debenture and the Warrants were originally issued, as amended by Amendment Letter No. 1 dated November 28, 2008, Amendment Letter No. 2 dated December 12, 2008, Amendment Letter No. 3 dated December 19, 2008, Amendment Letter No. 4 dated January 30, 2009, Amendment Letter No. 5 dated February 24, 2009, Amendment Letter No. 6 dated March 30, 2009, Amendment Letter No. 7 dated April 28, 2009 and Amendment Letter No. 8 dated June 4, 2009.

“Redemption Cash Payment” has the meaning given to it in Section 3(a).

“Redemption Date” has the meaning given to it in Section 3(b).

“Redemption Period” means the period commencing on October 1, 2009 and ending on the Maturity Date.

“Restricted Payment” means, with respect to any Person, any payment by such Person (a) of any dividends or other distribution on any of its Equity Securities, (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (c) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Debt of such Person ranking in right of payment subordinate to any liability of such Person under the Security Documents, (d) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, or (e) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof other than as compensation for services rendered to the Company or any of its subsidiaries in the ordinary course.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Commissions” means, collectively, the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada.

“Senior Construction Financing” means Debt in respect of construction financing for the NorthMet Project which is in aggregate in an amount equal to or greater than Two Hundred Fifty Million U.S. Dollars (US$250,000,000) (or such lesser amount as may be consented to by the Holder) such that the construction of the NorthMet Project may reasonably be expected to be completed.

“Subsidiary” means any non-natural Person of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of Equity Securities issued by such Person.

“Underlying Shares” means the Common Shares into which the Warrants are exercisable in accordance with the terms thereof.

The following terms and conditions shall apply to this Debenture:

Section 1. Interpretation.

In this Debenture:

(a)	a word importing the masculine, feminine or neuter gender also includes members of the other genders;

(b)	a word defined in or importing the singular number has the same meaning when used in the plural number, and vice versa;

(c)	a word importing persons shall include partnerships and corporations;

(d)	the headings to each section are inserted for convenience of reference only and do not form part of this Debenture;

(e)	all dollar amounts shall be in dollars of the United States of America unless otherwise specified; and

(f)	“including” means “including without limitation”.

Section 2. Payments of Principal and Interest.

(a) Interest Only Payments. Subject to and in accordance with the terms of this Section 2, on each Interest Payment Date the Company shall pay to the Holder all interest accrued and unpaid as of each such Interest Payment Date on the entire outstanding Principal Amount of this Debenture (the “Interest Amount”).

(b) Cash or Payment in Kind. Subject to the terms hereof and provided that no Event of Default has occurred and is continuing, on Interest Payment Dates falling on or before September 30, 2009, the Company shall have the right to satisfy payment of the Interest Amount in full on each Interest Payment Date in cash or to capitalize the Interest Amount by increasing the Principal Amount by the Interest Amount (“Payment in Kind”) (but not in a combination of cash and Payment in Kind) at the Company’s option. The Company shall deliver to the Holder a written irrevocable notice in the form of Exhibit A attached hereto electing to pay such Interest Amount in full on such Interest Payment Date in either cash or Payment in Kind (“Company Payment Election Notice”). Such Company Payment Election Notice shall be delivered at least fifteen (15) Business Days prior to the applicable Interest Payment Date (the date of such notice being hereinafter referred to as the “Company Notice Date”). If such Company Payment Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the payment shall be made in cash. On Interest Payment Dates falling after September 30, 2009, the Holder shall have the right to receive payment of the Interest Amount, in full on each Interest Payment Date, either in cash or by Payment in Kind (but not in a combination of cash and Payment in Kind, except as otherwise provided herein) at the Holder’s option. The Holder shall deliver to the Company a written irrevocable notice in the form of Exhibit B attached hereto electing to receive such Interest Amount in full on such Interest Payment Date in either cash or by Payment in Kind (“Holder Payment Election Notice”) at least fifteen (15) Business Days prior to the applicable Interest Payment Date. If such Holder Payment Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the payment shall be made in cash. If the Interest Amount is paid in cash on an Interest Payment Date, then on such Interest Payment Date the Company shall pay to the Holder an amount equal to such Interest Amount in satisfaction of such obligation. If the Interest Amount is paid by Payment in Kind, the Principal Amount of the Note shall be increased by the applicable Interest Amount pursuant to Section 2(d) hereof.

(c) Certain Additional Payments by the Company.

(i) Payments Under Debenture. Any payment or distribution by the Company to the Holder hereunder, whether for principal, interest or otherwise, shall not be subject to any deduction, withholding or offset for any reason whatsoever except to the extent required by law, and the Company represents that to its best knowledge no deduction, withholding or offset is so required for any tax or any other reason. Notwithstanding any term or provision of this Debenture to the contrary, if it shall be determined that any payment (other than a payment dealt with under Section 2(c)(iii)) by the Company to or for the benefit of the Holder pursuant to the terms of this Debenture, whether for principal, interest or otherwise and whether paid or payable or distributed or distributable, actual or deemed (a “Payment”) would be or is subject to any deduction, withholding or offset due to any duty or tax (such duty or tax, together with any interest and/or penalties related thereto, hereinafter collectively referred to as the “Payment Tax”), then the Company shall, in addition to all sums otherwise payable hereunder, pay to the Holder an additional payment in cash (a “Gross-Up Payment”) in an amount such that after all such Payment Taxes (whether by deduction, withholding, offset or payment), including any interest or penalties with respect to such taxes or any Payment Taxes (and any interest and penalties imposed with respect thereto) imposed upon any Gross-Up Payment, Holder actually receives an amount of Gross-Up Payment equal to the Payment Tax imposed upon the Payment (i.e., the Holder receives a net amount equal to the Payment). The Company shall timely remit such Payment Tax to the applicable governmental authority and shall provide evidence of such payment to Holder within ten (10) days of making such payment.

(ii) Assignment of Debenture. Upon an assignment of this Debenture in whole or in part, the Company shall, in addition to all sums otherwise payable hereunder, pay to the Holder an additional payment in cash (a “Disposition Gross-Up Payment”) which shall be sufficient to cover any taxes (including any interest or penalties) under the ITA (“Disposition Taxes”) in respect of such assignment and in respect of amounts payable under this Section 2(c)(ii). The Company shall timely remit any such Disposition Taxes to the Receiver General of Canada on account of Holder and shall provide evidence of such payment to Holder within ten (10) days of making such payment.

(iii) Indemnification. The Company shall indemnify Holder, within fifteen (15) days after written demand therefor, for the full amount of any Payment Taxes or Disposition Taxes paid by Holder (including any taxes imposed or asserted on or attributable to amounts payable under this Section 2(c)(iii)) and any expenses or losses arising therefrom or with respect thereto whether or not such Payment Taxes or Disposition Taxes were correctly or legally imposed or asserted by the relevant governmental authority.

(iv) If the Holder receives a refund of any Payment Taxes or Disposition Taxes (collectively “Taxes”) as to which it has been indemnified by the Company pursuant to Section 2(c)(iii) or with respect to which the Company has paid additional amounts pursuant to Section 2(c)(ii), by reason that any such Taxes were incorrectly or illegally imposed or asserted by the relevant governmental authority, the Holder shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under Section 2(c)(ii) with respect to the Taxes giving rise to such refund), and without interest (other than any net after-Tax interest paid to the Holder with respect to such refund) and less any costs, fees, expenses, damages, losses, taxes or other amounts incurred by the Holder in respect of such refund. This provision shall not be construed to require the Holder to make available any information relating to its taxes that it considers confidential to the Company, to arrange its affairs in any particular manner or, except as provided in the next sentence, to claim any available refund. The Holder will, at the request and expense of the Company, contest the payment, and seek a refund, of any Taxes that the Company considers to be incorrectly or illegally imposed or asserted, provided that contesting the payment, or seeking a refund, of such Taxes shall not relieve the Company from its obligations under its indemnity or to pay additional Taxes under Section 2(c)(ii).

(d) Adjustments to Principal Amount. The Principal Amount owing under this Debenture shall be (i) increased, as of the applicable Interest Payment Date, upon any payment of an Interest Amount by Payment in Kind by an amount equal to such Interest Amount and (ii) decreased, as of the date of redemption, upon the early redemption of all or a portion of the Principal Amount by an amount equal to such Principal Amount that has been so redeemed (each of the events described in clauses (i) and (ii), an “Adjustment Event”). The Holder shall not be required to physically surrender the Debenture to the Company upon the occurrence of an Adjustment Event, unless the full outstanding Principal Amount has been redeemed. The Holder and the Company shall maintain records showing the outstanding Principal Amount at any given time and the dates and effect of any Adjustment Events or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Note upon each such Adjustment Event. In addition, following each Adjustment Event, the Company shall update the Debenture Adjustment Schedule attached hereto as Exhibit C (the “Debenture Adjustment Schedule”), initial such schedule and transmit it to the Holder by facsimile or other electronic transmission, who shall counter-initial such schedule and return it to the Company by facsimile or other electronic transmission.

Section 3. Redemption.

(a) Redemption of Debenture by Company. Provided that the Current Market Price of the Common Shares on the date of a Notice of Redemption is not less than 150% of the Exercise Price, the Company may, at any time during the Redemption Period, redeem the Debenture by paying to the Holder, on the Redemption Date, the outstanding Principal Amount at the rate set forth below, expressed as a percentage of the outstanding Principal Amount (the total amount being the “Redemption Cash Payment”):

Redemption Date	Redemption Rate
October 1, 2009 to September 30, 2010	105.0%
October 1, 2010 to September 30, 2011	102.5%

(b) Notice of Redemption. The Company shall provide written notice to the Holder of its intention to exercise its right to redeem the Debenture substantially in the form of Exhibit D hereto (the “Notice of Redemption”) no greater and no less than thirty (30) days prior to the proposed Redemption Date. The Notice of Redemption shall state: (i) that the Company wishes to exercise its right to redeem this Debenture; (ii) the date, which shall be a Business Day, specified for payment to the Holder by the Company of the Redemption Cash Payment (the “Redemption Date”); (iii) that notwithstanding delivery of the Notice of Redemption the Holder may at its election exercise the Exchange Warrant until the proposed Redemption Date; and (iv) that upon presentation and surrender of the Debenture by the Holder, the Company will satisfy its obligations in respect of its right to redeem by way of the Redemption Cash Payment.

(c) Exercise of Exchange Warrant. Notwithstanding delivery of a Notice of Redemption, at any time from receipt of the Notice of Redemption until the proposed Redemption Date, the Holder may in its sole and absolute discretion elect to exercise the Exchange Warrant in whole or in part in accordance with the terms thereof at any time or from time to time prior to the proposed Redemption Date.

(d) Change in Control Transactions. Upon the Company becoming aware of the occurrence of a Change of Control Transaction, the Company shall, within five Business Days, give written notice of such Change of Control Transaction to the Holder. Such notice shall contain and constitute an offer to redeem the Debenture, in whole or in part at the election of the Holder, on a redemption date specified in such offer that is not less than thirty (30) days and not more than fifty (50) days after the date of such offer at a cash redemption price equal to 120% of the outstanding Principal Amount being redeemed (the “Change in Control Offer”). The offer to redeem the Debenture shall state that the offer is made pursuant to this Section 3(d) and shall specify, in reasonable detail, the nature and date of the Change of Control and provide a sample calculation of the redemption price. The Holder shall have the right to accept or decline the offer in whole or in part at the Holder’s option by providing written notice to the Company within ten (10) Business Days of receipt of the Change in Control Offer indicating the amount, if any, of the outstanding Principal Amount to be redeemed.

(e) Redemption on Failure to Agree. Within ten (10) Business Days of any Failure to Agree under Section 9 of the Purchase Agreement, the Company shall fully redeem the Debenture by paying to the Holder a cash redemption price equal to 120% of the outstanding Principal Amount being redeemed, and the provisions of Sections 3(b) and (c) shall apply to such redemption mutatis mutandis.

(f) Cancellation. After all of the Principal Amount has been paid in full, this Debenture shall automatically be deemed canceled and the Holder shall promptly surrender the Debenture to the Company at the Company’s principal executive offices.

(g) Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and either (i) emailed or (ii) delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and either (x) emailed or (y) delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when emailed or delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

Section 4. Security.

As security for the due and punctual payment of all of its obligations to the Holder hereunder, the Company shall execute and deliver, together with any relevant power of attorney, registrations, filings and other supporting documentation deemed necessary by the Purchaser or its counsel to perfect the same or otherwise in respect thereof: the Security Agreement, the Erie Plant Mortgage, the NorthMet Lease Mortgage and such other security documents as the Purchaser may request as security for the Debenture.

Section 5. Covenants.

(a) Affirmative Covenants. So long as any Principal Amount of the Debenture remains outstanding, the Company shall:

(i) Reporting Requirements. During the term of this Agreement, prepare (where applicable, in accordance with GAAP) and deliver to the Holder, in a form satisfactory to the Holder:

(A) as soon as practicable and in any event within fifteen (15) days of the end of each calendar month, the management prepared financial statements of the Parent as at the end of such calendar month prepared in a form satisfactory to the Purchaser and including a balance sheet, statement of income and retained earnings and a statement of changes in financial position, as at the end of such calendar month as at the end of and for such calendar month and the then elapsed portion of the Financial Year which includes such calendar month;

(B) as soon as practicable and in any event within forty-five (45) days after the end of each Financial Quarter of the Parent, the interim unaudited consolidated financial statements of the Parent as at the end of such Financial Quarter prepared on a consolidated basis in accordance with GAAP including a balance sheet, statement of income and retained earnings and a statement of changes in financial position in each case as at the end of and for such Financial Quarter and the then elapsed portion of the Financial Year which includes such Financial Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as at the end of) the previous Financial Year;

(C) as soon as practicable and in any event within ninety (90) days after the end of each Financial Year of the Parent, the annual audited consolidated financial statements of the Parent prepared in accordance with GAAP including a balance sheet, statement of income and retained earnings and a statement of changes in financial position for such Financial Year (which financial statements shall be audited by an internationally recognized accounting firm acceptable to the Holder), setting forth in each case in comparative form the figures for the previous Financial Year; and

(D) concurrently with the delivery of the financial statements contemplated in (B) and (C) above, a Compliance Certificate in respect of such Financial Quarter or Financial Year, as applicable.

None of the financial statements or reports or opinions of auditors with respect thereto referred to above shall contain any Impermissible Qualifications.

(ii) Environmental.

(A) At all times comply in all material respects with Environmental Laws including environmental permits and approved plans with respect to closure and/or rehabilitation;

(B) not to release any hazardous substances at, on or from the Owned Real Properties, the Leased Real Properties or other assets of the Company, nor to permit same, at any time in material violation of Environmental Laws;

(C) immediately notify the Holder of: (1) any release of any hazardous substances at, on or from the Owned Real Properties, the Leased Real Properties or other assets of the Company in material violation of any Environmental Laws; (2) any Claim received by the Company of or relating to any material violation of any Environmental Laws or material environmental liabilities; and (3) any facts or circumstances which could reasonably be expected to give rise to a material Claim, material remedial action or material breach of or in respect of any Environmental Laws;

(D) remove promptly any hazardous substance from the Owned Real Properties, the Leased Real Properties or other assets of the Company to the extent required to comply in all material respects with Environmental Laws and to the extent required to eliminate or prevent any material environmental liabilities;

(E) provide, at the expense of the Company, the Holder with an assessment and/or audit report with respect to the Owned Real Properties, the Leased Real Properties, the business or other assets of the Company, upon the written request of the Holder acting reasonably; and

(F) permit the Holder, at its sole discretion, at the expense of the Company, to conduct in a reasonable manner such investigations, assessments or audits as the Holder in its reasonable discretion deems appropriate to determine whether: (1) hazardous substances exist on any part of the Owned Real Properties, the Leased Real Properties or other assets of the Company and to determine the source, quantity and type of such hazardous substances, if any; or (2) the business, the Owned Real Properties, the Leased Real Properties or other assets of the Company or any activities conducted at such properties comply with Environmental Laws, and the Company shall cooperate with the Holder in conducting such investigations, assessments and audits. The Holder and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon and inspect the Owned Real Properties, the Leased Real Properties or other assets of the Company for the foregoing purposes; provided that the Holder shall use reasonable efforts to minimize the disruption to the operation of the business.

(iii) Additional Reporting Requirements.

(A) Deliver to the Holder as soon as possible, and in any event within five days after the Company becomes aware of the occurrence of each Event of Default, a statement of a senior officer setting forth the details of such Event of Default and the action which the Company proposes to take or has taken with respect thereto;

(B) from time to time upon request of the Holder, deliver to the Holder evidence of maintenance of all insurance required to be maintained by Section 5(a)(ix), including such originals or copies as the Holder may reasonably request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments;

(C) deliver to the Holder, together with the Compliance Certificate to be delivered pursuant to Section
5(a)(i)(C), written notice of any previously undisclosed (1) jurisdictions (or registration districts within such jurisdictions) in which the Company has any place of business or stores any tangible personal property or assets, (2) Subsidiaries of the Company or membership, partnership, joint venture or syndicate interests of the Company, (3) material permits or licenses which become necessary for the conduct of the business or any amendment to, termination of or material default under any previously disclosed material permit or license, (4) Benefit Plans or Pension Plans of the Company, (5) Material Agreements of the Company or any amendment to, termination of or material default under any previously disclosed Material Agreement, and (6) any Lease or acquisition of real or immovable property by the Company or amendment to, termination of or material default under any previously disclosed Lease, and

(D) deliver to the Holder such other information respecting the condition or operations, financial or otherwise, of the business of the Company as the Holder may from time to time reasonably request.

(iv) Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and obtain, preserve, renew and keep in full force and effect any and all material permits and licenses.

(v) Payment Obligations. Pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) or the Company has, if required, set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(vi) Maintenance of Properties. Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(vii) Books and Records; Inspection Rights. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Permit any representatives designated by the Holder, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and auditors, all at such reasonable times and as often as reasonably requested by the Holder; provided that (A) the Holder shall act reasonably in the conduct of all such visits, inspections and inquiries, (B) the Holder shall provide at least two Business Days notice of any such request for access; (C) the Holder shall use any confidential information received via access provided hereunder only for purposes related to this Debenture; and (D) the Company shall not be obligated to provide to the Holder any confidential information if contrary to Applicable Laws.

(viii) Compliance with Laws and Material Agreements. Comply with all Applicable Laws and orders of any Governmental Authority applicable to it or its property and with all Material Agreements.

(ix) Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers acceptable to the Holder, acting reasonably, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons of similar size engaged in the same or similar businesses and operating in the same geographic area and in accordance with any requirement of any Governmental Authority. In the case of any fire, accident or other casualty causing loss or damage to any properties of the Company used in generating cash flow or required by Applicable Law, all proceeds of such policies shall be used promptly to repair or replace any such damaged properties, and otherwise shall be used as directed by the Holder to pay any Principal then payable under the Debenture.

(x) Operation and Maintenance of Property. Manage and operate its business or cause its business to be managed and operated (A) in accordance with prudent industry practice in all material respects and in compliance with the terms and provisions of all material permits and licenses, and (B) in compliance with all Applicable Laws of the jurisdiction in which such businesses are carried on, and all Applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses.

(xi) Status of Accounts and Collateral. With respect to the Collateral, report immediately to the Holder any matters adversely affecting the value, enforceability or collectability of any of the Collateral.

(xii) Accounts Receivable. Collect accounts receivable in the ordinary course of business in a commercially reasonable manner.

(xiii) Cure Defects. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Security Documents or any of the other agreements, instruments or documents contemplated thereby or executed pursuant thereto or any defects in the validity or enforceability of any of the Security Documents and, at its expense, execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Holder may consider necessary or desirable for the foregoing purposes.

(xiv) Additional Material Subsidiaries/Security. If, at any time on or after the date hereof, the Company proposes to create or acquire an additional Subsidiary or in some other fashion to become the holder of any Equity Securities of a new Subsidiary, the Company will notify the Holder of such event at least fifteen (15) Business Days prior to such event and:

(A) prior to or concurrently with the creation or acquisition of such Subsidiary, the Company will, and will cause any relevant Subsidiary, to execute and deliver to the Holder a securities pledge agreement, in form and substance satisfactory to the Holder, acting reasonably, granting a security interest in 100% of the Equity Securities of such new Subsidiary; and

(B) prior to or concurrently with the creation or acquisition of such Subsidiary, to the extent not prohibited or restricted by Applicable Law, the Company will cause such new Subsidiary to immediately execute and deliver to the Holder a guarantee and security of the nature contemplated by the Security Agreement, all in form and substance satisfactory to the Holder, acting reasonably, and accompanied by customary legal opinions of counsel to the Company or such Subsidiary.

In connection with the execution and delivery of any guarantee, pledge agreement, mortgage, security agreement or related document pursuant to this Section 5(a)(xiv), the Company will, or will cause the relevant Subsidiary to, deliver at its expense to the Holder such corporate or other resolutions, certificates, legal opinions and such other related documents as shall be reasonably requested by the Holder and consistent with the relevant forms and types thereof delivered on the Closing Date pursuant to the Purchase Agreement or as shall be otherwise reasonably acceptable to the Holder and to effect such filings and registrations with the applicable Governmental Authorities as may be requested by the Holder to preserve and perfect the Encumbrances created by such mortgages, pledges, and other relevant agreements. Each guarantee, pledge agreement, mortgage, security agreement and other document delivered pursuant to this Section 5(a)(xiv) shall be deemed to be a Security Document from and after the date of execution thereof.

(xv) Material Permits. Maintain all material permits and licenses as may be necessary to properly conduct their respective businesses, the failure of which to maintain could reasonably be expected to have a Material Adverse Effect.

(xvi) Expropriation. Advise the Holder of its receipt of any notice of expropriation affecting any Owned Real Property where the expropriation is likely to be successful and if successful would result in expropriation proceeds exceeding Five Hundred Thousand U.S. Dollars (US$500,000).

(xvii) Damage or Destruction. Advise the Holder in writing of any damage to or destruction of any assets of the Company in respect of which the cost of replacement or repair, individually or in the aggregate, would exceed Five Hundred Thousand U.S. Dollars (US$500,000).

(xviii) Leases. Duly observe and comply with all of its obligations under any Lease to which it is a party which if not complied with would cause a material default thereunder and shall forthwith advise the Holder in writing of its receipt of any notices from the lessor alleging any material default by it under a Lease.

(xix) Payment of Taxes. Pay, or cause to be paid, when due, all Taxes, property taxes, business taxes, social security premiums, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any property belonging to it unless any such Tax, social security premiums, assessment, charge or levy is contested diligently and in good faith by appropriate proceedings and in respect of which appropriate reserves have been maintained in accordance with GAAP.

(xx) Withholding Taxes. Withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the property Governmental Authorities within the time required under any Applicable Laws.

(xxi) Collection of Taxes. Collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the Governmental Authorities within the time required under any Applicable Laws.

(xxii) Registration of Security. From time to time, register or cause to be registered, and cooperate in the registration of, the Security, and any public notices or filings in respect thereof, on a timely basis and do, observe and perform all of its obligations and all matters and things that may be necessary or reasonably required for the purposes of creating and maintaining the Encumbrances intended to result from the Security as valid, effective and perfected first priority Encumbrances (subject only to Permitted Encumbrances) at all times and shall comply with all requirements of Section 5(b)(xiv).

(xxiii) Benefit Plans.

(A) Cause to be filed or distributed in a timely manner all reports and disclosures relating to any Benefit Plan that are required by the plan or any Applicable Laws to be filed or distributed.

(B) Perform all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with each Benefit Plan and the funding media therefor; make all contributions and pay all premiums required to be made or paid in accordance with the terms of each Benefit Plan and all Applicable Laws; withhold, by way of authorized payroll deductions or otherwise collect and pay into each Benefit Plan all employee contributions required to be withheld or collected by the Company in accordance with the terms of such plan and all Applicable Laws.

(b) Negative Covenants. So long as any Principal Amount of the Debenture remains outstanding, the Company shall not:

(i) Debt. Create, incur or suffer to exist, any Debt other than Permitted Debt.

(ii) Encumbrances. Create, incur, assume or suffer to exist, any Encumbrance on any of its assets, other than Permitted Encumbrances.

(iii) Fundamental Changes. Merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate, dissolve or be wound up.

(iv) Carry on Business.

(A) Engage in any business which is different from the business conducted on the Closing Date and businesses reasonably related thereto.

(B) After the Closing Date, carry on business otherwise than through the Company.

(v) Transfer of Assets. Neither the Company nor any Subsidiary shall sell, transfer, lease, part with possession or otherwise dispose of any assets, whether by way of sale, lease, assignment, sale-leaseback or otherwise other than (A) obsolete assets, equipment and material, (B) in the ordinary course of business, (C) assets up to an aggregate amount not to exceed One Hundred Thousand U.S. Dollars (US$100,000); (exclusive of the shares referred to in the next clause) or (D) common shares of Acadian Mining Corporation owned on the date hereof.

(vi) Transactions with Affiliates. Transfer, sell or other dispose of any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (A) in the ordinary course of business at prices and on terms and conditions not less favourable to the Company than could be obtained on an arm’s-length basis from unrelated third parties, (B) transactions between or among the Company and the Parent not involving any other Affiliate, (C) any Restricted Payment permitted by Section 5(b)(ix), and (D) as otherwise expressly permitted pursuant to this Agreement and the Security Documents. Except as otherwise expressly permitted pursuant to the terms of this Agreement and the other Security Documents, the Company will not enter into any transaction or series of transactions with Affiliates which involve an outflow of money or other property from the Company to an Affiliate, including repayment of Debt, or payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than on terms and conditions substantially as favourable to the Company as would be obtainable by the Company in a reasonably comparable arm’s-length transaction with a Person other than an Affiliate. The foregoing restrictions shall not apply to: (A) the payment of reasonable and customary fees to directors of the Company who are not employees of the Company, (B) any other transaction with any employee, officer or director of the Company pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Company and entered into in the ordinary course of business and approved by the board of directors of the Company, or (C) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of the Company on behalf of or for the account of the Company.

(vii) Restrictive Agreements. Other than under the terms of Senior Construction Financing, directly or indirectly enter into, incur or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon (A) the ability of the Company to create, incur or permit to exist any Encumbrance upon any of its assets, (B) the ability of the Company to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to the Parent or to provide a guarantee of any Debt of the Parent, (C) the ability of the Company to make any loan or advance to the Parent, or (D) the ability of the Company to sell, lease or transfer any of its property or assets; provided that the foregoing shall not apply to restrictions or conditions; (1) imposed by Applicable Law; (2) existing on the date hereof identified on Schedule 4.2(y) to the Purchase Agreement (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (3) imposed by any agreement relating to Permitted Debt permitted by this Debenture if such restrictions or conditions apply only to the property or assets securing such Debt; and (4) customarily provided for in leases and other ordinary course contracts restricting the assignment thereof.

(viii) Share Capital. Issue any Equity Securities, except to the Parent.

(ix) Restricted Payments. Declare, make or pay or agree to declare, make or pay, directly or indirectly, any Restricted Payment, except (A) Restricted Payments by the Company to the Parent, (B) regularly scheduled payments in respect of Permitted Debt hereunder, and (C) Restricted Payments by the Company pursuant to and in accordance with Benefit Plans for the directors or officers of the Company, provided that the aggregate amount of cash payments made by the Company and the Parent in any Financial Year pursuant to all such Benefit Plans shall not exceed reasonable commercial amounts paid in the normal course of business and approved by the board of directors of the Company.

(x) Investments. Purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Subsidiary of the Company prior to such amalgamation), any Equity Securities, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, except:

(A) inter-company loans or advances between the Company and the Parent;

(B) Permitted Debt; and

(C) Permitted Investments.

(xi) Acquisitions. Make any Acquisition, other than a Permitted Acquisition, provided in the case of a Permitted Acquisition no Event of Default has occurred and is continuing or would occur as a result of such Permitted Acquisition.

(xii) Subsidiaries. Create or acquire any Subsidiary unless the Company and the Subsidiary shall have complied with Section 5(a)(xiv).

(xiii) Sale-Leasebacks. Enter into sale-leaseback transactions.

(xiv) Capital Expenditures. Make or commit to make any Capital Expenditures during the period from the Closing Date to the Maturity Date other than as provided for in the NorthMet Project Budget.

(xv) Change of Name; Business Outside Certain Jurisdictions. (A) Change its name, registered office, chief executive office or jurisdiction of incorporation, or (B) have any place of business or keep or store any material tangible property outside of those jurisdictions (or registration districts within such jurisdictions) set forth in Schedule 5.1(m) to the Purchase Agreement, (1) except upon thirty (30) days’ prior written notice thereof to the Holder; and (2) unless the Company has done or caused to be done all such acts and things and executed and delivered or caused to be executed and delivered all such deeds, transfers, assignments and instruments as the Holder may reasonably require for perfecting or maintaining the perfection of the Encumbrances of the Security and the priority thereof in the Collateral in favour of the Holder.

(xvi) Financial Year. Change its Financial Year.

(xvii) Amendments. Allow (A) any amendments to its constating documents or by-laws; or (B) any amendments to, or grant any waivers in respect of any Material Agreement or any guarantee or security in respect thereof.

(xviii) Change of Auditors. Change its auditors other than to a nationally recognized accounting firm approved by the Holder acting reasonably.

(xix) Speculative Transactions. Engage in any interest rate, currency rate, commodity hedge or similar agreement, understanding or obligation, except in the normal course of business and not for speculative purposes.

(c) Indemnification. The Company will pay, and will indemnify and same harmless the Holder against, all costs and expenses (including legal fees and expenses) incurred with respect to the exercising of any of the rights, remedies and powers of the Holder under this Debenture, or the taking of any other proceedings taken for the purpose of enforcing the remedies provided for under law by reason of non-payment of the obligations hereunder.

Section 6. Defaults and Remedies.

(a) Events of Default. An “Event of Default” is: (i) a default in payment of any principal amount due hereunder; (ii) a default in payment of any interest or other amount due hereunder which default continues for more than five (5) Business Days after the due date thereof; (iii) a default in the timely issuance of Underlying Shares upon and in accordance with the terms of the Warrants, which default continues for five (5) Business Days after the Parent has received written notice informing the Parent that it has failed to issue shares or deliver share certificates within the fifth day following the exercise date; (iv) failure by the Company or the Parent for fifteen (15) days after written notice has been received by the Company or the Parent, as applicable, to comply with any material provision of any of the Agreements (including the failure of the Company to make a Change in Control Offer in accordance with Section 3(e)); (v) a material breach by the Company or the Parent of its covenants, representations or warranties in the Purchase Agreement, Escrow Agreement, Registration Rights Agreement, Security Documents (including the Parent Guarantee), or Warrants; (vi) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or the Parent for in excess of One Million U.S. Dollars (US$1,000,000) or for money borrowed the repayment of which is guaranteed by the Company or the Parent for in excess of One Million U.S. Dollars (US$1,000,000), whether such indebtedness or guarantee now exists or shall be created hereafter; (vii) if the Company or the Parent is subject to any Bankruptcy Event; (viii) if a judgment or order is obtained against the Company or the Parent which has or would have a Material Adverse Effect, and, if such judgment or order is for the payment of money, the judgment or order has not been dismissed, stayed or satisfied within twenty (20) days of the date that such judgment or order is issued; (ix) if any material permit or license or Material Agreement of the Company or the Parent expires or is withdrawn, cancelled, terminated, or modified (and such expiry, withdrawal, cancellation, termination or modification would have a Material Adverse Effect) and is not reinstated or replaced within thirty (30) days thereafter without material impairment of the property or business of the Company or the Parent; (x) a final judgment, writ of execution, garnishment or attachment or similar process is issued or levied against any property of the Company or the Parent having a fair market value in excess of One Million U.S. Dollars (US$1,000,000) and such judgment, writ, execution, garnishment, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within forty-five (45) days after its entry, commencement or levy; (x) solely with respect to Principal Amounts held by Glencore AG, a material breach by the Parent of its covenants, representations or warranties in the Marketing Agreement, Copper Offtake Agreement or Nickel Offtake Agreement; or (xi) the post-closing covenants of the Company and the Parent set out in Section 4.8 of the Purchase Agreement have not been performed by July 2, 2009.

(b) Remedies. If an Event of Default occurs and is continuing with respect to the Debenture, the Holder may declare all of the then outstanding Principal Amount of this Debenture and all other debentures held by the Holder, to be due and payable immediately, and the Holder may commence such legal action or proceedings as it, in its sole discretion, deems necessary, all without any additional notice, presentation, demand, protest, notice of dishonor, entering into of possession of any of the assets of the Company or any other action or notice, all of which the Company hereby expressly waives, except that in the case of an Event of Default arising from events described in clauses (vi) through (x) of Section 6(a), inclusive, this Debenture shall become due and payable without further action or notice. In the event of such acceleration, the amount due and owing to the Holder shall be 120% of the outstanding Principal Amount of the Debenture held by the Holder. In either case the Company shall pay interest on such amount in cash at the Default Rate (as defined below) to the Holder if such amount is not paid within seven (7) days of Holder’s request. The remedies under this Debenture shall be cumulative.

(c) Notice of Default. The Company covenants to provide written notice to the Holder within two (2) Business Days upon the occurrence of any Event of Default.

(d) Default Interest. Notwithstanding anything contained herein, this Debenture shall bear interest on the due and unpaid outstanding Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 6(a) at the rate (the “Default Rate”) equal to the lower of 18% per annum or the highest rate permitted by law.

Section 7. General.

(a) Technical Services Committee. The Holder of a majority of the Principal Amount outstanding under this Debenture shall be entitled to select and appoint one (1) member (the “Appointee”) to the Technical Services Committee of the Company and shall be entitled to select and appoint any successor to or replacement of such Appointee, subject, in each case, to the Company’s consent which shall not be unreasonably withheld.

(b) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Debenture and/or collecting any amount due under this Debenture.

(c) Interest Act (Canada) Disclosure. For the purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which the rate of interest applicable to any interest period, computed as provided under Section 2 above, is equivalent is the rate of interest for such interest period multiplied by a fraction of which (i) the numerator is the actual number of days in the 12-month period commencing on the date of the commencement of such interest period and ending on the day immediately preceding the anniversary of such date of commencement, and (ii) the denominator is three hundred sixty-five (365).

(d) Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

(e) Amendment. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

(f) Assignment, Etc. The Holder may assign or transfer this Debenture at any time and from time to time in whole or in part to any transferee, without the consent of the Company, provided that any partial assignment of this Debenture shall be for a minimum principal amount of not less than Five Million U.S. Dollars (US$5,000,000). The Holder shall notify the Company of any such assignment or transfer promptly. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

(g) No Waiver. Neither the extension of time for making any payment which is due and payable under this Debenture at any time or times, nor the failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

(h) Governing Law; Jurisdiction.

(i) Governing Law. THIS DEBENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION.

(ii) Jurisdiction. The Company irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, over any suit, action, or proceeding arising out of or relating to this Debenture. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

The Company agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder’s right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(iii) NO JURY TRIAL. THE COMPANY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS DEBENTURE.

(i) Replacement Debenture. This Debenture may be exchanged by Holder at any time and from time to time for a Debenture or debentures with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and Principal Amount, if different than that shown on the original Debenture), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Debenture.

(j) Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Holder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Holder could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied. The obligations of the Company in respect of any sum due in the Original Currency from it to the Holder under any of the Security Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Holder of any sum adjudged to be so due in the Other Currency, the Holder may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Company agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Holder, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Holder in the Original Currency, the Holder shall remit such excess to the Company.

(k) Further Assurances. Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary to give effect to the provisions and intent of this Debenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed on the day and in the year first above written.

POLY MET MINING, INC.

By:	/s/ Douglas J. Newby
Name:	Douglas J. Newby
Title:	Chief Financial Officer

Attest:

Sign:	/s/ Niall Moore
Print Name: Niall Moore

EXHIBIT A

FORM OF COMPANY PAYMENT ELECTION NOTICE

To:	[Holder at Holder’s Address]

Date:

Re:	Floating Rate Secured Debenture, due September 30, 2011 of Poly Met Mining, Inc. (the “Debenture”); capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Debenture.

Pursuant to Section 2 of the above-referenced Debenture issued to you (or your assignor or predecessor-in-interest) on or about June     , 2009, we hereby notify you that we are irrevocably electing to pay the Interest Amount due on the Interest Payment Date occurring on                     :

(check one)

In full in cash on such Interest Payment Date.

In full by increasing the Principal Amount by the Interest Amount.

POLY MET MINING, INC.

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF HOLDER PAYMENT ELECTION NOTICE

To:	Poly Met Mining, Inc.
[insert address]
Attn:
Fax:

Date:

Re:	Floating Rate Secured Debenture, due September 30, 2011 of PolyMet Mining Corp. (the “Debenture”); capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Debenture.

Pursuant to Section 2 of the above-referenced Debenture issued by you (or your assignor or predecessor-in-interest) on or about
June     , 2009, we hereby notify you that we are irrevocably electing to receive the Interest Amount due on the Interest Payment Date occurring on                     :

(check one)

In full in cash on such Interest Payment Date.

In full by increasing the Principal Amount by the Interest Amount.

NAME OF HOLDER

By:
Name:
Title:

B-1

EXHIBIT C

DEBENTURE ADJUSTMENT SCHEDULE

Debenture Adjustment Schedule for the Debenture issued by POLY MET MINING, INC. to                      on or about June    , 2009 in the original principal amount of Five Million U.S. Dollars (US$5,000,000), to be completed and exchanged by fax or email following each principal repayment of such Debenture.

Date	Decreases Principal amount repaid	Increases Interest Amount paid by Payment in Kind	Remaining principal balance of Debenture	Initialed by Company CEO/CFO	Initialed by authorized representative of Holder

C-1

EXHIBIT D

NOTICE OF REDEMPTION

POLY MET MINING, INC.

Floating Rate Secured Debenture Due September 30, 2011

TO:	[Holder] (the “Holder”)

NOTICE IS HEREBY GIVEN that, pursuant to the terms of a floating rate secured debenture issued on June     , 2009 (hereinafter referred to as the “Debenture”) issued by Poly Met Mining, Inc. (the “Corporation”), the Corporation intends to redeem and will redeem on the      day of     , 20     (the “Redemption Date”) the Debenture at a price equal to the Redemption Cash Payment owing on the Redemption Date in accordance with Section 3(a) of the Debenture.

The Corporation hereby acknowledges that until the Redemption Date, the Holder of the warrant issued by PolyMet Mining Corp. on June     , 2009 (the “Exchange Warrant”) may, notwithstanding this Notice of Redemption, exercise the Exchange Warrant in accordance with its terms.

In accordance with the Debenture, upon presentation and surrender thereof by the Holder, the Corporation will satisfy its obligations in respect of its right to redeem by way of the Redemption Cash Payment.

Capitalized terms used herein without definition shall have the respective meanings attributed thereto in the Debenture.

DATED the      day of     , 20    .

POLY MET MINING, INC.

by
Name:
Title:

Name:
Title:

C-1

EXHIBIT E

COMPLIANCE CERTIFICATE

[Date]

TO:      (the “Holder”)

The undersigned (the “Corporation”) refers to the floating rate secured debenture issued on June     , 2009 (the “Debenture”, the terms defined therein being used herein as therein defined). This Compliance Certificate is delivered pursuant to Section 5(a)(i) of the Debenture for the Financial Quarter/Year ending on [    ] (the “Period”).

We,                                      and                                              , the respective Chief Executive Officer and Chief Financial Officer of the Corporation, in such capacity and not personally, hereby certify that:

1.	We are the duly appointed Chief Executive Officer and Chief Financial Officer of the Corporation and as such we are providing this certificate for and on behalf of the Corporation pursuant to the Debenture.

2.	We are familiar with and have examined the provisions of the Debenture.

3.	The financial statements most recently delivered pursuant to [Section 5(a)(i)(B) or Section 5(a)(i)(C)] of the Debenture present fairly the financial position, results of operations and changes in financial position of the persons specified therein for the Period and as at the last day of such Period, as the case may be, in accordance with GAAP.

4.	The representations and warranties contained in Section 5.1 of the Purchase Agreement are true and correct as though made on the date hereof, except for and any such representation and warranty which is stated to be made as of a certain date.

5.	As of the date hereof, the Corporation is not in breach of any of the covenants contained in Section 5 of the Debenture, and no Event of Default has occurred and is continuing as at the date hereof.

Dated this                      day of                     .

(Name – please print)
Chief Executive Officer

(Name – please print)
Chief Financial Officer

D-1